DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS

Registration No. 811-06324
FORM N-SAR
Semiannual Period Ended May 31, 2016

SUB-ITEM 77I.  Terms of new or amended Securities

Delaware Group Global & International Funds (the ?Registrant?) added an R6 share class to the Delaware International Small Cap Fund. This information is herein incorporated by reference to the Registrant?s prospectus and statement of additional information dated March 28, 2017, as amended and restated on June 30, 2017, as filed with the Securities and Exchange Commission (SEC Accession No. 0001206774-17-001937).

SUB-ITEM 77Q1: Exhibits

Exhibit Reference

77.Q.1(d) Amendment No. 2 to Schedule I to the Amended and Restated Distribution Agreement (February 25, 2016) by and between Delaware Group Global & International Funds and Delaware Distributors, L.P., dated June 29, 2017, attached as Exhibit.
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